Exhibit 99.2

Gryphon Digital Mining Announces Letter to Shareholders

Las Vegas, NV — November 4, 2024 -- Gryphon Digital Mining, Inc. (Nasdaq: GRYP) (“Gryphon” or the “Company”) a bitcoin mining company that is focused on becoming the leader in low-cost, environmentally sustainable operations, announced today that Steve Gutterman, CEO, has issued a letter to shareholders:

Dear Valued Shareholders,

I am excited to address you as the new CEO of Gryphon Digital Mining.

Gryphon’s New Chapter: Positioning for Success

The past few weeks have been a period of significant transition as we refocus the company on execution and delivering results. I want to share the current state of the business and our roadmap for the future, which we believe will drive substantial value. We expect this value to be reflected in attractive growth in our share price and market capitalization.

Leadership Enhancements to Accelerate Growth

First, we have made some key additions to strengthen our leadership team. In mid-September, my role was expanded from Director to also include CEO and Jimmy Vaiopoulos was added as Chairman. Shortly after that, Sim Salzman decided to continue as CFO. Sim had previously announced his retirement, and we are delighted to welcome him back. Collectively, we believe these moves accelerate our ability to complete accretive transactions and drive the business forward. We expect the expanded team's collective expertise will be instrumental as we pursue our vision of maximizing shareholder value.

Transformative Debt Restructuring Strengthens Financial Position

As you might also be aware, we recently completed a substantial debt restructuring with Anchorage, our lender. We owed Anchorage 304 BTC (approximately $18 million), which we restructured by:

●	converting approximately $13 million of our outstanding Bitcoin-based debt into equity at $1.10 per share, representing an approximately 100% premium to our then current market price; and
●	adjusting the remaining $5 million of debt for a three year term with interest only payments until maturity at a 4.25% interest rate.

This restructuring has had a major positive impact on our balance sheet by increasing net equity.

Additionally, as part of this deal, Anchorage becomes our largest shareholder and has joined our board of directors, bringing valuable expertise and relationships. Moving forward, we expect Anchorage to be a key advisor as we build and grow.

Compelling Valuation with Significant Upside Potential

The terms of this debt restructuring showcase a sophisticated investor's belief in Gryphon's true value and future potential.

With our significantly healthier balance sheet, we believe we are now well-positioned to:

●	secure low-cost power deals;
●	expand our Bitcoin mining operations; and
●	move into AI hosting and computing

Relentless Focus on Maximizing Shareholder Value

Our ultimate vision is to maximize shareholder value. We have the team, assets, and strategy in place to get there. You can expect a steady drumbeat of execution from us in the coming months.

At the end of the day, our job is to drive market capitalization and share price. It may sound audacious, but our ultimate goal is to build a company that is worth many hundreds of millions or even over a billion dollars without unduly diluting price per share. In fact, I am so focused on that principle that a good portion of my performance bonuses are set to increases of share price and market capitalization. I’m confident in saying that we are all aligned on the desire to achieve those targets!

We look forward to proving ourselves through our actions and results. We appreciate your continued support as we enter this next chapter of growth.

Sincerely,

Steve Gutterman

CEO, Gryphon Digital Mining

About Gryphon Digital Mining

Gryphon Digital Mining, Inc. is an innovative venture in the bitcoin and AI space dedicated to helping bring digital assets to the market. With a talented leadership team coming from globally recognized brands, Gryphon has assembled thought leaders to improve digital asset network infrastructure. More information is available on https://gryphondigitalmining.com/.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the future financial performance of the Company; changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, the ability to raise additional funds, plans and objectives of management, share price, market valuation and acquisition activity.

The forward-looking statements are based on management’s current expectations and assumptions about future events and financial results and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. Except as otherwise required by applicable law, Gryphon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Gryphon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Gryphon. In addition, Gryphon cautions you that the forward-looking statements contained in this press release are subject to the risks set forth in our filings with the Securities and Exchange Commission (the "SEC"), including the section titled “Risk Factors” in the Annual Report on Form 10-K filed with the SEC by Gryphon on April 1, 2024.

INVESTOR CONTACT:

Name: James Carbonara

Hayden IR

Phone: (646)-755-7412

Email: james@haydenir.com